Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH

“[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE

SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION

REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 PROMULGATED UNDER THE

SECURITIES ACT OF 1933, AS AMENDED.

UMBRELLA DEVELOPMENT SERVICES AGREEMENT

1. Parties:	Patheon UK Limited Kingfisher Drive Swindon, SN3 5BZ United Kingdom	Kaleido Biosciences, Inc. (“Client”) 18 Crosby Drive Bedford, Massachusetts 01730 United States

2. Projects under Master Agreement:

This master Umbrella Development Services Agreement (“Master Agreement”) is structured so that any of the Affiliates within the global network of service sites in Thermo Fisher Scientific Inc.’s Pharma Services Group (“PSG”) may enter into a Project Proposal (in the general form attached hereto as Schedule B) with Client or any of Client’s Affiliates to perform, (i) Patheon OneSource™ integrated pre-commercial pharmaceutical development or clinical manufacturing services for API and drug product, (ii) pre-commercial clinical trial packaging and labelling services, (iii) sourcing of comparator and/or clinical ancillary material services for clinical trials, or (iv) pre-commercial pharmaceutical transportation, distribution and logistics services, without having to re¬negotiate the basic terms and conditions contained herein.

Each Project Proposal will apply to either Patheon OneSource™ Services, Clinical Trial Services, Sourcing Services or Total Transportation Management Services (as each are defined below).

3. Contract:	Upon execution of a Project Proposal by PSG and Client, this Master Agreement together with the Project Proposal will be a contract binding on the parties (“Contract”). “PSG” as used further herein means the PSG Affiliate entering into a Contract. Project Proposals for Patheon OneSource™ Services must be entered into by Patheon UK Limited. The parties also anticipate executing one or more Quality Agreements to govern the quality aspect of the Services. Upon execution, the Quality Agreement(s) will be incorporated by reference into and become part of this Contract. Should a conflict arise between the Contract and the applicable Quality Agreement, the provisions of the Quality Agreement shall take precedence for all quality matters, otherwise, the Contract shall take precedence.

4. Legal Terms:	The General Legal Terms and Conditions attached hereto as Schedule A will apply to each Project Proposal. The Supplemental Legal Terms and Conditions set out in Schedules C, D, E and F (each a “Supplemental Terms Schedule”) will apply to Patheon OneSource™ Services, Clinical Trial Services, Sourcing Services and Total Transportation Management Services, respectively, and will be considered part of this Master Agreement. The applicable Supplemental Terms Schedule will control if there is any conflict with the terms in this Master Agreement. Additional Supplemental Terms Schedules may be negotiated and included through an amendment to this Master Agreement should the Client and PSG agree that additional services are required in future.

5. Confidentiality Agreement:	The Mutual Confidentiality Agreement dated 10 April 2018 (“Confidentiality Agreement”) between Client and Patheon Inc.

6. Effective Date:	6 September 2018

Patheon UK Limited		Kaleido Biosciences. Inc.

By:	/s/ Andrew Robinson	By:	/s/ Alison Lawton
Name: [***]		Name: Alison Lawton
Title: Director		Title: Chief Executive Officer

Date: 11 September 2018		Date: September 7, 2018

Schedules attached:

Schedule A - General Legal Terms and Conditions

Schedule B - Form of Project Proposal

Schedule C - Patheon OneSource™ Services

Schedule D - Clinical Trial Services

Schedule E - Sourcing Services

Schedule F - Total Transportation Management Services

The following services are out of scope for this Master Agreement and would require additional terms to be agreed by the parties:

[***]

*** Confidential Treatment Requested ***

SCHEDULE A

GENERAL LEGAL TERMS AND CONDITIONS

(Certain capitalized terms used herein but not defined are defined elsewhere in the Project Proposal)

1.	Services:

(a)

PSG agrees to perform or to procure the performance of the (i) [***] (“Patheon OneSource™ Services”), (ii) [***] (“Clinical Trial Services”) (iii) [***] (“Sourcing Services”), or (iv) [***] (“Total Transportation Management Services”), described in the Project Proposal ( (i) - (iv) above each individually and collectively “Services”). PSG will perform the Services in compliance with cGMP as and where specified and applicable under the Project Proposal. Client acknowledges that certain aspects of the Services may include non-cGMP activities as specified in further detail in the Project Proposal.

(b)

PSG agrees to perform the Services in accordance with this Master Agreement, the Quality Agreement, the applicable Project Proposal (including all batch records, protocols, PSG’s standard operating procedures, and the Specifications set forth therein), all written directions and instructions from Client mutually agreed upon, and any and all national, supranational, regional, state and local laws, rules, regulations, guidance, orders, and permits of or from any court, health or regulatory authority, including current good manufacturing practices, or governmental agency or authority that are applicable to the Services (“Applicable Laws”). PSG shall not make any change or modification to the Process, batch records, protocols, Project Proposal and/or Specifications without prior written approval from Client. PSG will install appropriate quality controls and will train those personnel assigned to perform the Services in order to ensure the foregoing compliance. PSG will perform all Services in a competent, professional and timely manner. PSG will use commercially reasonable efforts to perform the Services and deliver all Client’s Product and deliverables required to be delivered pursuant to the applicable Project Proposal in accordance with the timetables set forth in the Project Proposal.

(c)

The parties must agree on changes, deletions or additions to the Services (“Changes”) as follows: Minor Changes (i.e., changes that do not affect the timeline or cost of the Services) will be confirmed by electronic mail, facsimile or other written document. Unless otherwise agreed by the parties, the implementation of optional items set forth in the Project Proposal will be considered a Minor Change. All other Changes will be considered Significant Changes. Significant Changes (such as a request by Client to change the Project Activities and other changes that impact the timeline or cost of the Services) will be confirmed by a written Change of Scope Agreement (“COS”), signed by both parties.

(d)

Client will have a right of access to the PSG facility performing the Services (each a “Facility”) for auditing purposes, limited to one audit per year unless ‘for cause’ and as further set forth in any applicable Project Proposal and Quality Agreement between PSG (including an applicable Affiliate) and Client.

(e)	[***]

(f)	Each party will comply with applicable federal, state and local laws in connection with the performance of this Contract.

(g)

For the purpose of this Contract: “API” means an active pharmaceutical ingredient that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure or any function of the human body.

“Budget Summary means the pricing section of a Project Proposal, and may be variously referred to as a Budget, Payment Summary, Payment Schedule or similar term. Budgeted costs approved by Client purchase orders and represented in the corresponding executed underlying Project Proposals will represent maximum charges and client financial obligation for specific services to be provided under this Contract, unless modified by a mutually agreed and executed COS accompanied by a valid Client purchase order.

“Client’s Product” means the product that is the subject of the Services as described in more detail in the Project Proposal. “Client’s Property” means Client’s Confidential Information, Intellectual Property, and know-how, proprietary compounds, materials (including Client’s Product, intermediates and reaction mixtures) and processes.

“Drug Product” means a finished dosage form that contains an API, generally, but not necessarily, in association with one or more other ingredients.

“Process” means the method for manufacturing Client’s Product, including defined procedures, equipment and analytical methods for in-process control, and equipment and analytical methods for quality control testing and Client’s Product characterization.

*** Confidential Treatment Requested ***

“Project Proposal” means a separate signed document containing the specific technical, pricing and supplementary legal terms (if any) for a particular project and may be variously referred to as a Work Order, Scope of Work (SOW), Work Statement, Quotation or similar term. Schedule B is provided as an example to show the type of information that may be included in a Project Proposal.

“Specification” means the tests, methods, and acceptance criteria for the Client’s Product as mutually agreed to in writing by the parties.

“Supplemental Terms Schedule” means the applicable terms and conditions set out in Schedules C, D, E and F.

2.	Advance Payment and Milestone Payments:

(a)	Payment of Service Fees:

(i)	Client will pay PSG for the Services as set out in the Budget Summary of the Project Proposal or COS, as applicable, including any advance payments as specified therein.

(ii)

Client will reimburse PSG for the cost of all raw materials, supplies, consumables and third party expenses (collectively “Costs”), including any applicable administrative fee as set forth in the Project Proposal.

(iii)

Client agrees that the fees set out in the Budget Summary of the Project Proposal are based upon the assumptions contained in the Project Proposal and the fees may require adjustment if those assumptions are incorrect, subject to the limitations set forth in the definition of Budget Summary set forth herein.

(iv)	Each PSG invoice will be due and payable within 30 days of the date of the invoice. PSG will email the invoice on the date issued to the email address provided by Client.

(v)

If any portion of an invoice is disputed, Client will pay PSG the undisputed amount and the parties will use good faith efforts to resolve the disputed amount as soon as practicable. Interest on undisputed past due accounts will accrue at a rate of 1.5% per month.

(vi)

Upon written notice to Client [***] PSG may suspend all Services until all undisputed outstanding invoices have been paid in full, and PSG will have no liability to Client if this suspension results in delayed performance of any Services or cancellation or rescheduling of any manufacturing slots.

(b)

Currency. All monetary amounts will be invoiced and paid in Euros or US Dollars or such other currency as set forth in the Budget Summary of the Project Proposal, unless otherwise agreed. For amounts expressed in US Dollars herein, an equivalent amount may be charged in the currency as agreed in the Project Proposal.

(c)	Fee Changes. If PSG wishes to adjust the Service fees set out in a Budget Summary of a Project Proposal on an annual basis according to increases in an agreed inflation index, then [***]

3.	Supply of Materials:

(a)

PSG-Supplied Materials. Unless otherwise agreed to in a Project Proposal, PSG will purchase and manage the inventory of all materials and supplies for its provision of Patheon OneSource™ Services to Client under the terms of the applicable Supplemental Terms Schedule and applicable Project Proposal (“PSG Supplied Materials”). All PSG-Supplied Materials will be accompanied by certificate(s) of analysis from the manufacturer, including confirmatory results demonstrating compliance with the manufacturer’s specifications.

(b)

PSG is responsible for vendor qualification of PSG-Supplied Materials to be used for cGMP purposes and for providing a certificate of compliance consistent with the requirements of cGMP, Applicable Laws and any applicable Quality Agreement between the parties. If Client wishes PSG to use a specific vendor to purchase any PSG-Supplied Materials or supply testing or other services and this vendor is not an approved supplier currently used by PSG, for an additional fee PSG will audit the vendor on Client’s behalf and provide an audit report to Client.

(c)

If PSG-Supplied Materials supplied by Client appointed vendors are not supplied timely or in accordance with the relevant specification, any cancellation, rescheduling or termination of scheduled Services will be subject to applicable batch postponement or cancellation fees as set out in the applicable Supplemental Terms Schedule or Project Proposal (“Cancellation Fees”). Client will pay the full fees and Costs for any failed or non-conforming Services that are the result of defects or other non-conformities in the PSG-Supplied Materials that could not have been discovered by PSG by reasonable inspection or by using the agreed-upon testing methods (if any).

(d)	If any capital equipment expenditures are required to perform the Services, the requirements will be detailed in the applicable Project Proposal or a separate capital equipment agreement.

(e)	If applicable, PSG and Client will reasonably cooperate to permit the import of the materials into the country where the Services will be performed.

(f)

To assist PSG in its performance of the Services, Client will provide PSG, in a timely fashion, with all relevant information as PSG may reasonably and timely request and any delayed or incomplete delivery of information, approvals or other documentation referred to in this Section 3(f) that causes a cancellation, rescheduling or termination of Services will be subject to applicable Cancellation Fees. Documentation and data supplied to PSG by or on behalf of Client (as may be set forth in a Project Proposal) will be suitable for the use for which it is requested, identified and intended, including, if applicable, complying with applicable laws and regulations (including without limitation those relating to the import of such materials), and receiving all required governmental and regulatory approvals, including without limitation customs, regulatory and FDA approvals.

(g)

Client will be responsible for disclosing to PSG all material information of which it has actual knowledge regarding health risks involved in performing the Services, including without limitation, industrial hygiene data, industrial hygiene analytical methods, exposure limitations for workers involved in production, toxicology reports, and other health-related data. If reasonable industrial hygiene data is not available, PSG may develop reasonable data at Client’s expense.

(h)

To assist Client in fulfilling quality and regulatory requirements, PSG will provide Client, in a timely fashion, with copies of assay and process validations, batch records, CoAs, stability reports, deviations, and corrective action plans (e.g. CAPAs). Copies of quality SOPs and complaints may be viewed by Client during on-site visits at the relevant Facility.

4.	Term and Termination:

(a)

The Master Agreement will remain in effect until three (3) years following the Effective Date (“Initial Term”) and shall automatically renew for additional three (3) year periods (each a “Renewal Term” and collectively with the Initial Term the “Term”) unless either Party gives the other Party notice of non-renewal more than three (3) months prior to the end of the then existing Term, provided that the Term shall automatically be extended (even if notice of non-renewal has been given) to allow for completion of Services under any active Project Proposal.

(b)

Either party may terminate the Master Agreement or a Project Proposal on written notice if the other party is in material breach of any part of the Contract and fails to remedy the breach within 30 days, or pursuant to Section 15(b) (Force Majeure).

(c)

Either party may terminate the Master Agreement or a Project Proposal immediately on written notice to the other party if the other party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, or files or has filed against it, a petition in bankruptcy or has a receiver appointed for a substantial part of its assets.

(d)

Client may terminate the Master Agreement or a Project Proposal by giving 30 days’ notice for any reason. A termination by Client for any reason other than under Section 4(b) above, will be subject to Cancellation Fees as set forth in the applicable Supplemental Terms Schedule or Project Proposal.

(e)	PSG may terminate a Project Proposal on written notice to Client:

(i)	if Client requests to reschedule any material part of the Services beyond [***] days (it being understood however that PSG will be under no obligation to accept any rescheduling of Services);

(ii)	after [***] months of inactivity on the project at Client’s request; or

(iii)

if PSG reasonably determines, after consultation with the Client, that it is unable to perform the Services or manufacture Client’s Product in a safe and effective way in accordance with applicable regulatory requirements (including OSHA and FDA regulations and the equivalent regulations in the relevant territory) and applicable Specifications, subject to Section 6(d)(v).

(f)	If a Project Proposal is completed, expires, or is terminated by either party as provided for herein,

(i)	PSG will credit or refund (at the election of Client) any outstanding balances owed to Client including any un-applied advance payment or deposit and Client will pay:

1.	any fees and expenses due to PSG for the Services rendered up to the date of completion, expiry or termination including for reasonable wind-down activities associated with the Services;

2.

all actual costs and expenses, including any applicable administrative fee, incurred by PSG to complete activities associated with the completion, expiry or termination and close of the Services rendered up to the date of completion, expiry or termination including without limitation, disposal or return fees that may be payable for any materials and supplies owned by Client to be disposed of by PSG or returned to Client; and

3.

any additional non-cancellable fees and costs incurred by PSG relating to the Services that are required to fulfill applicable regulatory and contractual requirements and, except in the event of cancellation or termination by Client pursuant to (b) or (c) above, including any applicable Cancellation Fees.

(ii)	PSG will comply with Section 12 (Technology Transfer).

(g)

Client will arrange for the pickup from the Facility of any Client property within 30 days after the earlier of the completion, termination or expiration of an applicable Project Proposal. PSG will charge a storage fee as described in the applicable Supplemental Terms Schedule for all Client property stored at the PSG site after the 30th day following the completion, termination or expiration of the applicable Project Proposal.

5.	Intellectual Property:

(a)

The term “Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, trade secrets, inventions, copyright, industrial designs, data and know-how.

(b)

For the term of this Contract, Client hereby grants to PSG, a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property that PSG must use in order to perform the Services.

(c)

PSG agrees that all Intellectual Property generated, developed, invented, conceived, first reduced to practice, made or derived by PSG, its Affiliates, Third Party Subcontractors, or other contractors, employees. or agents of PSG or PSG Personnel, solely or jointly with Client or others while performing the Services (“Arising Intellectual Property”), to the extent it is specific to, dependent upon, derived from, requires the use of, reveals or discloses. references, incorporates, or in any way relies upon Client’s Property , will be the exclusive property of Client (“Arising Client Intellectual Property”), and PSG does hereby assign to Client all right, title and interest in and to such Arising Client Intellectual Property. All Arising Intellectual Property which is not Arising Client Intellectual Property will be the exclusive property of PSG (“Arising PSG Intellectual Property). Notwithstanding the foregoing part of this Section, the following will be deemed Arising PSG Intellectual Property: all Arising Intellectual Property that, (i) is of general nature to manufacturing processes or formulation development of drug products, drug substances or drug delivery systems or to the assembly, packaging, filling, sealing, pouching, labeling, handling and storage of clinical product or (ii) is an improvement to PSG’s Intellectual Property existing as of the Effective Date and as applied to perform the Services. PSG shall promptly disclose all Arising Intellectual Property to Client. PSG hereby grants to Client, a non-exclusive, paid-up, royalty-free, worldwide, perpetual, irrevocable, transferable, sublicensable (through multiple tiers) license under the Arising PSG Intellectual Property for use, development, manufacture, sale, offer for sale, import, export or other exploitation or disposal of Client’s Product, provided that no such license shall apply to Arising PSG Intellectual Property that is solely developed in the course of Services provided by PSG’s Clinical Trial Division (under Schedules D, E and F and applicable Project Proposals).

(d)

If Client intends to file a patent application relating to any Arising Client Intellectual Property, Client will give PSG reasonable time prior to the filing date to review and confirm the inventorship, accuracy of disclosure, and adherence to this Section 5 in the intended filing. PSG will perform this review and make any suggested revisions to the filing as soon as reasonably practicable and Client shall compensate PSG for all reasonable time devoted and expenses incurred.

(e)

If PSG intends to file a patent application relating to or using any Arising PSG Intellectual Property, PSG will give Client reasonable time prior to the filing date to review and confirm the inventorship, accuracy of disclosure, and adherence to this Section 5 in the intended filing. Client will perform this review and make any suggested revisions to the filing as soon as reasonably practicable.

(f)

Client acknowledges that nothing in this Contract will restrict PSG from using any Intellectual Property owned or controlled by PSG, including the Arising PSG Intellectual Property, in the development and manufacture of products or any other clinical trial related services for other PSG clients or for PSG’s own behalf.

(g)

PSG has Intellectual Property developed, owned or licensed by PSG outside the scope of this Contract and the Services hereunder (“PSG Background IP”). PSG Background IP may be utilized and incorporated in the performance of Services, provided, however, that such PSG Background IP will not be used for any Services related directly to the manufacture of Client’s Product unless Client has consented to such use in writing. If PSG and Client agree in writing to use PSG Background IP to manufacture Client’s Product and to corresponding conditions and licenses to Client, PSG will incorporate the PSG Background IP into the manufacture of Client’s Product. The parties will negotiate in good faith the terms of the license, which will be commercially reasonable and consistent with customary terms in the contract manufacturing industry. If PSG uses any PSG Background IP while performing Services under this Contract or incorporates any PSG Background IP into the manufacture of Client’s Product without obtaining Client’s prior written approval, PSG will be deemed to have granted, and does hereby grant, Client a fully paid-up, royalty free, worldwide, perpetual, irrevocable, transferable, sublicensable (through multiple tiers) license to such PSG Background IP for the development, manufacture, use, sale, offer for sale, import, export or other exploitation or disposal of Client’s Product. Except as set forth in the prior sentence, PSG will have no obligation to use any

PSG Background IP in performing the Services if Client and PSG have not agreed in writing on license terms. (h) During and for a reasonable time after the Term, PSG will, and will cause its Affiliates, Third Party Subcontractors, and its and their employees and agents or PSG Personnel to: (i) cooperate reasonably in obtaining patent and other proprietary protection for any patentable or protectable Arising Client Intellectual Property, all in the name of Client and at Client’s cost and expense; and (ii) execute and deliver all requested applications, assignments and other documents, and take such other measures as Client reasonably requests, in order to perfect and enforce Client’s rights in Arising Client Intellectual Property.

6.	Indemnity:

(a)

Indemnification by Client. Subject to Sections 6(b), 6(c)(vi) and 6(c)(vii), Client will defend, indemnify, and hold harmless PSG, its Affiliates and their respective directors, officers, employees and agents (collectively, the “PSG Indemnitees”) from all third-party (other than Affiliates) actions, causes of action, subpoenas, costs (including reasonable legal fees), claims, damages, liabilities and expenses (collectively, “Losses”) relating to or arising from:

(i)	the distribution of the Client’s Product or the use of the Client’s Product by patients either as part of or outside of the scope of any clinical trials;

(ii)	any misrepresentation, negligence or wilful misconduct by Client or any of its Affiliates and their respective directors, officers, employees and agents (collectively, “Client Indemnitees”);

(iii)	any breach by Client of Client’s obligations or warranties under this Contract;

(iv)

any claim of infringement (i) of any third party’s intellectual property rights in or by the Client’s Product or Client’s Process, or (ii) that is related to PSG’s use of Client’s Intellectual Property (including any Arising Client Intellectual Property) to perform the Services; or

(v)	personal injury to any employee of PSG directly or indirectly caused by Client’s Product in the performance of Clinical Trial Services.

This indemnity will not apply to the extent that these Losses are those for which PSG is obligated to indemnify the Client Indemnitees under Section 6(b).

(b)	Indemnification by PSG. Subject to Sections 6(a), 6(c)(vi) and 6(c)(vii), PSG will defend indemnify, and hold harmless Client Indemnitees from all Losses relating to or arising from:

(i)	any misrepresentation, negligence or willful misconduct by the PSG Indemnitees;

(ii)	any failure to manufacture Client’s Product in accordance with the terms of the Contract, including in accordance with GMP, where applicable in the performance of Patheon OneSource™ Services;

(iii)

personal injury to participants in the clinical trial or study conducted by Client arising or occurring during the conduct of the Project for Clinical Trial Services as a result of PSG’s negligence or willful misconduct;

(iv)	the breach by PSG of any of its obligations or warranties under the Contract; or

(v)	any claim of infringement of any third party’s intellectual property rights in or by PSG’s Intellectual Property that is used in the performance of the Services.

This indemnity will not apply to the extent that these Losses are those for which Client is obligated to indemnify the PSG Indemnitees under Section 6(a).

If a claim occurs under Section 6(a) or 6(b), the indemnified party will: (a) promptly notify the indemnifying party of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with the indemnifying party in the defense of the claim; and (d) permit the indemnifying party to control the defense and settlement of the claim, all at the indemnifying party’s cost and expense.

(c)	Limitation of Liability.

(i)

API Services. PSG’s liability for any and all obligations as set out in Section 13 in relation to API Services (as defined in Schedule C) will not in the aggregate exceed [***]% (unless a lower amount is stated in the Project Proposal) of the price payable for that part of the API Services as set out in the Budget Summary.

(ii)

Drug Product Services. PSG’s liability for any and all obligations as set out in Section 13 in relation to Drug Product Services (as defined in Schedule C) will not in the aggregate exceed [***]% of the fee payable for that part of the Drug Product Services that are being repeated or reimbursed as such part is set out in the Drug Product part of the Budget Summary of the Project Proposal, comprised of [***]

(iii)	Clinical Trial Services.

1.

PSG’s liability for any and all obligations as set out in Section 13 in relation to Clinical Trial Services (as defined in Schedule D) will not, in the aggregate, exceed [***] of all fees paid to PSG by Client for the Clinical Trials Services Project (as defined in Schedule D).

2.

Client agrees and acknowledges that the commercial value and/or cost of replacement or remanufacture of any Client’s Products (as defined in Schedule D) or any other products provided to PSG for any purpose is a matter that, as between Client and PSG, is within the sole and exclusive knowledge of Client. Accordingly, Client agrees and acknowledges that it is solely

3.

responsible to insure such items against damage or loss. Client further agrees and acknowledges that under no circumstances will PSG be liable for loss or damage to any such items, even if due to PSG’s negligence actions or inactions, in an amount in excess of the lesser of: (i) [***]; or (ii) [***]

(iv)

Sourcing Services. PSG’s liability for any and all obligations in relation to Sourcing Services (as defined in Schedule E), notwithstanding anything to the contrary herein, shall not exceed the lesser of: (i) [***], or (ii) [***]

(v)

Total Transportation Management Services. As it relates to performance of Total Transportation Management Services (as defined in Schedule F), PSG assumes no liability for loss, damage, destruction or delay to any material while in-transit, except to the extent that such is directly and proximately caused by the negligence or willful misconduct of PSG, [***]

(vi)

Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for (Y) any (direct or indirect) delay, penalty, loss of profits, of production, of anticipated savings, of business, of goodwill or of use of Client’s Product or costs of any substitute services or (Z) any other liability, damage, cost or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

(vii)	Notwithstanding the foregoing, nothing in this Contract is intended to limit either party’s [***]

(d)	No Warranty.

(i)

The parties recognize that the Services are of a developmental, experimental or research nature and Client’s Product has not been approved for commercial sale. Client acknowledges and agrees that all timelines are good faith estimates. PSG hereby disclaims any warranties that the Services will be successfully completed, or successfully completed within the contemplated time period, despite PSG’s commercially reasonable efforts to do so.

(ii)

PSG MAKES NO WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESS OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS CONTRACT. PSG MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY FOR CLIENT’S PRODUCT OR SOURCED PRODUCT (AS DEFINED IN SCHEDULE E), FOR ANY PARTICULAR RESULTS FROM THE PERFORMANCE OF THIS CONTRACT OR WITH RESPECT TO ANY DATA OR INFORMATION GENERATED THEREFROM.

(iii)	Unless specified in the Project Proposal, PSG makes no representation or warranty that any product resulting from the performance of the Services will conform to certain specifications.

(iv)

Sourced Products (as defined in Schedule E) supplied by PSG that are obtained by PSG from an original manufacturer or third party supplier are not warranted by PSG, but PSG agrees to assign to Client any warrant rights in such Sourced Product that PSG may have from the original manufacturer or third party supplier, to the extent such assignment is allowed by such original manufacturer or third party supplier.

(v)

Client acknowledges that due to the uncertain and unpredictable nature of certain aspects of the Services, PSG may make recommendations before or after the start of the Services to ensure that Client’s Product can be manufactured in a safe and effective way in accordance with applicable regulatory requirements (including OSHA and FDA regulations, and the equivalent regulations in the relevant territory) and applicable specifications. The parties will discuss in good faith any Changes required to implement these recommendations. If Client opts to proceed against PSG’s recommendation (including by failing to agree to a related Change proposed by PSG), Section 4(e)(iiii) will apply.

7.	Representations and Warranties: PSG represents and warrants as follows:

(a)	Permits. PSG or its Affiliates hold all necessary permits, approvals, consents and licenses to enable it to perform the Services at the Facility.

(b)

Qualifications of PSG Personnel. PSG has engaged, will engage and will cause its Affiliates involved in rendering Services to engage, employees and permitted subcontractors including consultants (collectively, “PSG Personnel”) with the proper skill, training and experience to provide Services. Before providing Services, all PSG Personnel must be subject to binding written agreements with PSG under which they (i) have confidentiality obligations with regard to Client’s Confidential Information that are consistent with the terms of this Master Agreement; and (ii) assign and effectively vest in PSG any and all rights that such PSG Personnel might have in the results of their work without any obligation of Client to pay any royalties or other consideration to such PSG Personnel.

(c)

Conflicts with Rights of Third Parties. To the best of its knowledge, PSG’s performance under this Master Agreement will not violate or infringe upon the rights of any third party relating to property, contract or employment. To the best of its knowledge, PSG’s performance under the Contract will not violate or infringe upon intellectual property rights of any third party, including but not limited to trademark, trade secret, copyright, patent, proprietary information and non-disclosure rights. PSG will

(d)

promptly notify Client in writing if it receives or is notified of a formal written claim from a third party that PSG Confidential Information and PSG Intellectual Property that is used by PSG for the provision of the Services infringes any Intellectual Property or other rights of any third party;

(e)

Rights, Title and Interest in Deliverables. PSG has received the assignment of all inventions made by Affiliates, Third Party Subcontractors, or other contractors, employees, or agents of PSG or PSG Personnel in carrying out the Services under this Master Agreement. PSG will take all acts and cause to be done all acts as necessary to ensure that all right title and interest in the deliverables, including all right title and interest in Arising Client Intellectual Property and Client’s Product, is in Client.

(f)

Absence of Debarment/Disqualification. PSG, its Affiliates, PSG Personnel and each of their respective officers and directors, as applicable: (i) have not been debarred and are not subject to a pending debarment, and will not use in any capacity in connection with Services any person who has been debarred or is subject to a pending debarment, pursuant to section 306 of the United States Food, Drug and Cosmetic Act, 21 U.S.C. § 335a; (ii) are not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)); (iii) are not disqualified by any government or regulatory authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (iv) have not been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action. PSG will notify Client immediately if PSG, its Affiliates, any PSG Personnel, or any of their respective officers or directors, as applicable, is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of PSG’s knowledge, is threatened.

8.	Regulatory Filings:

If the Services relate to any GMP manufacturing of Client’s Product, then prior to filing with the Regulatory Authority any clinical trial application including any US Investigational New Drug Application or EU Investigational Medicinal Product Dossier or Quality Module of the Common Technical Document (the “CTD”) Client will provide a copy of any documentation that is equivalent to these applications that relates to the application as well as all supporting documents which have been relied upon to prepare the application. This disclosure will permit PSG to verify that the application accurately describes the Services that PSG has performed and the manufacturing and testing processes that PSG will perform under a Project Proposal. PSG will have not less than 21 days to perform this review or such other time period as the parties may agree in writing.

If Client does not provide PSG with the documentation requested above within the time stipulated and if PSG reasonably believes that PSG’s relationship with the Regulatory Authority may be jeopardized, the matter shall be referred to the Joint Steering Committee (as defined in Section 14). If the parties are unable to resolve the issue after exhaustion of the governance procedures set forth in Section 14, PSG may, in its sole but reasonable discretion, delay or postpone the Regulatory Authority inspection which is or is equivalent to the FDA’s pre-approval inspection until PSG has reviewed the requested documentation and is reasonably satisfied with its contents; provided however that PSG must provide Client with prior written notice on a timely basis of its intent to delay or postpone such inspection.

If PSG reasonably determines that the information provided by the Client in the CTD is materially inaccurate or materially deficient in its description of the Services that PSG has performed and the manufacturing and testing processes that PSG will perform under a Project Proposal (the “Deficiencies”), PSG promptly will notify Client in writing outlining said Deficiencies in reasonable detail. The matter shall be referred to the Joint Steering Committee for resolution pursuant to Section 14. If the parties are unable to resolve the issue after exhaustion of the governance procedures set forth in Section 14 and until the Deficiencies have been resolved or agreement has been reached with Client for resolution, PSG reserves the right, in its sole but reasonable discretion, to not participate in the Regulatory Authority inspection. If this occurs, PSG’s non-participation in the inspection will not be construed as a breach of any of its obligations under this Contract.

If PSG receives any contact or communication from any Regulatory Authority relating in any way to the Services, PSG will (i) notify Client and provide Client with copies of any such communication within the period specified in the applicable Quality Agreement after its receipt of such communication, which copies may be redacted as PSG acting reasonably deems necessary to protect the confidentiality of matters not affecting Client’s Product or the Services and (ii) comply with all mutually agreed reasonable requests by Client with respect to any actions to be taken or responses to be made to any such Regulatory Authority. PSG will promptly inform Client in the event that any such Regulatory Authority takes any action against PSG for any reason that could be reasonably be expected to have an effect on PSG’s performance of the Services. Unless required by Applicable Laws, PSG will have no contact or communication with any such Regulatory Authority regarding Client’s Product without the prior written consent of Client.

9.	Title, Delivery and Shipping:

(a)

Any shipment by PSG will be made EXW (Incoterms 2010) the applicable Facility unless otherwise agreed. Regardless of whether PSG is selling the goods in question, Client is solely responsible for arranging transportation to and from PSG’s facility and in no event will PSG bear any responsibility arising from or related to transportation arranged by Client. With respect to material transported from PSG; risk of loss or damage to the shipment will transfer to Client when loaded onto the carrier’s vehicle by PSG for shipment at the Facility. The shipment will be packaged for transport in accordance with Client’s instructions.

(b)

If Client elects to use PSG’s Total Transportation Management Services, then Schedule F will apply. This would include PSG managing shipment of API manufactured by PSG under the API Services (“PSG-manufactured API”) or Drug Product manufactured by PSG under the Drug Product Services between the applicable Facilities and other shipments as agreed in a Project Proposal or a TTM Freight Quote. Total Transportation Management Services may also include PSG acting as importer and exporter of record for these shipments to the extent allowable under Applicable Law and as agreed in a Project Proposal or a TTM Freight Quote. Also, PSG and Client will work collaboratively to minimize the impact of any VAT or other Transaction Tax payments that may be applicable to these shipments, to the extent allowable under Applicable Law.

(c)

Ownership of any PSG-manufactured API will transfer to Client at the date that it is released for shipment by PSG from the Facility where the API Services are performed. The transfer of ownership in the PSG-manufactured API will not affect Client’s rights under this Contract, including without limitation Client’s rights under Section 13.

10.	Storage After Product Release or Project Completion:

PSG will store Client’s Product or other Client property after release of Client’s Product or completion of the Services in accordance with the pricing set forth in the applicable Supplemental Terms Schedule. PSG will store Client’s Product retain samples in accordance with the Quality Agreement and Applicable Law.

11.	Affiliates of PSG:

Client agrees that the Services may be performed by an Affiliate within PSG (“PSG Affiliate”) at the Facility where the PSG Affiliate resides. Likewise, PSG or a PSG Affiliate may perform Services for any Client Affiliate. Each Affiliate performing or receiving the Services will execute the appropriate Project Proposal which will bind the Affiliate to the terms and conditions contained herein, including binding the Affiliate to confidentiality obligations at least as restrictive as those contained in this Master Agreement and, pursuant to Sections 5 and 7(d) herein, binding the Affiliate to the Intellectual Property obligations contained in this Master Agreement. PSG will be solely responsible for the breach of this Contract by its Affiliates that perform Services under this Contract. For purposes of this Contract, “Affiliate” means an entity controlling, controlled by or under common control with PSG or Client, where control is defined as ownership, directly or indirectly, of more than 50% of the voting rights in the entity.

12.	Technology Transfer (This section does not apply to Schedule E):

(a)

Scope. Promptly upon termination or during the notice period for termination of this Contract, PSG will provide for the transfer to Client or to a single skilled and qualified manufacturer, at Client’s discretion and expense, of the then-current Process solely for the purpose of manufacturing Client’s Product for Client (“Technology Transfer”). The parties will establish a schedule and plan for effecting the Technology Transfer and PSG will cooperate with Client in implementing that plan. As part of the Technology Transfer, PSG will make available for collection all materials, and one copy of all documentation (to the extent not previously delivered to Client) generated pursuant to the Services (exclusive of PSG’s SOPs) up to the date of termination. No competitor of PSG will be permitted to access any Facility.

(b)

Limits. The obligations of PSG under Section 12(a) above will only be exercisable by Client within a period of [***] days after the date of termination and PSG is not obliged to commit any human resources greater than [***] FTE days. A commercially reasonable cost for the Technology Transfer will be agreed to in writing. PSG will not be obliged to transfer any Arising PSG Intellectual Property pursuant to this Technology Transfer [***]

13.	Acceptance and Correction:

(a)

Client will review and approve the Services performed compared to those identified in the applicable Project Proposal and Quality Agreement. Client may reject any Services that are not performed in accordance with this Master Agreement and the applicable Project Proposal and/or Quality Agreement (any one or more of the foregoing, “Deficient Services”).

(b)

In the event that Client rejects Services as set forth in Section 13(a), Client shall notify PSG, and may request that PSG correct the deficiencies identified by Client. PSG shall use commercially reasonable efforts to re-perform such Deficient Services as soon as possible. Subject to the limitations set forth in Section 6(c) or a particular Project Proposal, PSG shall bear all costs and expense of any such corrections under this Section 13(b).

(c)

If PSG is unable to correct the Deficient Services within a time period appropriate to meet Client’s needs, Client may, at its option, cancel a particular Service or Project Proposal without any payment obligations for such Deficient Services. Client will be entitled to dispute any payment obligation that relates to any Deficient Services, except that Client shall pay PSG any balance due for previously delivered and accepted Services if such accepted Services are not dependent upon delivery and function of any Deficient Services.

(d)

For clarity, Client may reject any Client’s Product delivered by PSG that does not meet the Specification for Client’s Product. However, Client shall not be relieved of its obligation to pay the fees for (i) the Services for such rejected Client’s Product (or any replacement Client’s Product requested by Client) or (ii) the Clinical Trial Services properly performed (the difference between the value of the Services properly performed and the Deficient Services), unless rejected due to PSG’s failure to meet the performance standards set forth in Section 1(b) of this Master Agreement

(e)

Except for the indemnity set out in Section 6(b) and subject to Section 6(c), the remedies described in this Section 13 will be Client’s sole remedy in contract, tort, negligence, equity or otherwise, for Deficient Services.

14.	Governance.

(a)

Joint Project Team. On the Effective Date, PSG shall identify to Client: (a) one or more PSG representatives to act as the Global Program Managers for all Services under this Contract and (b) site-based Program Managers for each Project Proposal. Each party shall name an appropriate number of representatives for the Joint Project Team such to provide representation from key functions depending on on-going activities. The Joint Project Team will be co-led by a project team lead assigned by each party. In the event that a Joint Project Team dispute cannot be resolved, such dispute shall be escalated to the Joint Steering Committee. The Joint Project Team shall meet weekly (which may be by teleconference) depending on activities and work, or as otherwise mutually agreed by the Parties. The primary function of the Joint Project Team is to oversee the day to day activities within the applicable Project Plan.

(b)

Joint Steering Committee. Within twenty (20) days from the Effective Date, Client and PSG shall establish a Joint Steering Committee (the “Joint Steering Committee”) comprised of an equal number of representatives designated by Client and PSG. The Joint Steering Committee shall be responsible for overseeing the Parties’ interaction and performance of their respective obligations under this Agreement. Without limiting the generality of the foregoing, its duties shall include:

(i) monitoring the provision of the Services;

(ii) attempting to resolve disagreements that arise under the Contract; and

(iii) assisting in the evaluation as to whether there is a need for any Change Orders.

(c)

Joint Steering Committee Meetings. The Joint Steering Committee shall meet at such times as the Joint Steering Committee determines to resolve issues arising hereunder and to perform its responsibilities under this Agreement; provided, that, the Joint Steering Committee shall meet not less than quarterly during the calendar year unless otherwise mutually agreed. Such meetings may be in person or by telephone as agreed by the Joint Steering Committee. To the extent that meetings are held in person, they shall alternate between the offices of the parties unless the parties agree otherwise. The Global Program Managers shall attend all meetings of the Joint Steering Committee. All decisions of the Joint Steering Committee must be unanimous. In the event of a dispute, either party may call a meeting of the Joint Steering Committee, which must be held within seven (7) business days from the date of receipt of written notice to the other party.

(d)	Joint Steering Committee Limitations. The Joint Steering Committee is not empowered to amend the terms of this Agreement

(e)

COO/Divisional President Escalation. If, after good faith discussion, the Joint Steering Committee is unable to reach a unanimous decision on any matter that is subject to the Joint Steering Committee’s decision-making authority within ten (10) days after the Joint Steering Committee first fails to reach consensus on such matter, then such matter shall be referred to the CEO of Client and the applicable Divisional President within PSG, who shall negotiate in good faith to attempt to resolve the dispute.

15.	Miscellaneous:

a.	Assignment and Subcontracting.

(i)

Neither this Contract, nor any of either party’s rights or obligations hereunder, may be assigned, novated or otherwise transferred by either party without the prior written consent of the other party, this consent not to be unreasonably withheld or delayed. But either party may, upon written notification to the other party, assign, in whole or part, its rights and obligations under this Contract to an Affiliate or, in connection with a merger, consolidation or sale of substantially all of the business to which this Contract relates, to an unrelated third party.

(ii)

PSG may subcontract the Services hereunder to an Affiliate as specified in the Project Proposal or arrange for any of its Affiliates to perform specific Services under this Contract. PSG will be solely responsible for the breach of this Contract by its Affiliate subcontractors that perform Services under this Contract. PSG may also arrange for non-Affiliate third party subcontractors (“Third Party Subcontractors”) to perform specific Services (such as testing or analysis) under this Contract with Client’s written consent or at Client’s request. PSG’s liability for Third Party Subcontractors will remain subject to all limitations on PSG’s liability as set out in this Contract. Furthermore, PSG will bind each Third Party Subcontractor to confidentiality obligations at least as restrictive as those contained in this Master Agreement and, pursuant to Sections 5 and 7(d) herein, binding the Third Party Subcontractor to Intellectual Property obligations at least as restrictive as those contained in this Master Agreement.

(iii)

PSG will have no liability arising from the performance of Services by Third Party Subcontractors: (i) that are chosen or requested by Client; (ii) that is a service provider not validated by PSG prior to the date of entry into the applicable Project Proposal; or (iii) to the extent that the Third Party Subcontractor is following the direct instructions of Client.

(b)

Force Majeure. Neither party will be responsible for delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of the party, including, but not limited to, strikes or other labour disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, or national or regional emergencies (each a “Force Majeure Event”). A party whose performance is affected by a Force Majeure Event shall give notice to the other party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

The party not experiencing the Force Majeure event may terminate this Contract or a Project Proposal if such Force Majeure persists for a period of one hundred and eighty (180) days or more in each case, by delivering written notice to the other party without incurring any fees or penalties. In addition, Client will be entitled to [***] after exhaustion of the governance procedures set forth in Section

(c)

Survival. Any termination or expiration of this Contract will not affect any outstanding obligations or payments due hereunder prior to the termination or expiration, nor will it prejudice any other remedies that the parties may have under this Contract. The following will survive the expiration or termination of this Contract in accordance with their terms: the Confidentiality Agreement; Sections 4, 5, 6, 7, 8, 12, and 15 (as applicable) of Schedule A and the Sections set out in the applicable Supplementary Terms Schedules. In addition, in the event that the Master Agreement is terminated or expires, the Quality Agreement shall survive for such period as PSG supplies Client’s Product to the Client.

(d)

Independent Contractors. The parties are independent contractors and this Contract will not be construed to create between PSG and Client any other relationship such as, by way of example only, that of employer-employee, principal, agent, joint-venturer, co-partners or any similar relationship.

(e)

Confidentiality. The Confidentiality Agreement entered into between the parties on April 10, 2018 will apply to all confidential information about the parties and the Services to be conducted under a Project Proposal and the Confidentiality Agreement is incorporated herein by reference. If the

Confidentiality Agreement expires or terminates before the expiration or termination of this Contract, then the terms of the Confidentiality Agreement will nonetheless continue to govern the parties’ obligations of confidentiality for the term of this Contract and for five years thereafter.

(f)	Taxes.

(i)	VAT.

(A)

Any payment due to PSG under this Contract in consideration for the provision of Services to Client by PSG is exclusive of value added taxes (“VAT”), turnover taxes, sales taxes or similar taxes, including any related interest and penalties (hereinafter all referred to as “Transaction Tax”). If any Transaction Tax is payable on a Service supplied by PSG to Client under this Contract, this Transaction Tax will be added to the invoice amount and will be for the account of (and reimbursable to PSG by) the Client. PSG and Client will work collaboratively to minimize the impact of any VAT or other Transaction Tax payments that may be applicable, to the extent allowable under Applicable Law.

(B)

If any Transaction Tax on the supplies by PSG is payable by Client under a reverse charge or withholding procedure (i.e., shifting of liability, accounting or payment requirement to recipient of supplies), Client will ensure that PSG will not effectively be held liable for this Transaction Tax by the relevant taxing authorities or other parties.

(C)

Where applicable, PSG will use its reasonable commercial efforts to ensure that its invoices to Client are issued in such a way that these invoices meet the requirements for deduction of input VAT by Client, if Client is permitted by law to do so.

(D)

Each party will provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws, of Transaction Tax resulting from payments made under this Contract, any recovery to be for the benefit of the party bearing the Transaction Tax.

(E)	If PSG is acting as Client’s buying agent, PSG will always charge to the Client Transaction Tax in the relevant territory in addition to the amount paid by PSG to supplier.

(F)

For the avoidance of doubt, reference to the Services in this Section also includes any element (or the entirety) of the Services characterized as a supply of goods by PSG, it’s subcontractor or any tax authority for Transaction Tax purposes.

(ii)

Duties. Client will bear the cost of all duties, levies, tariffs and similar charges (and any related interest and penalties) (together “Duties”) however designated, arising from the performance of the Services by PSG, including (without limitation) those imposed as a result of the shipping of materials (including API, materials, components and finished Client’s Product) to, from or between PSG site(s). If these Duties are incurred by PSG, then PSG will be entitled to invoice Client for these Duties at the time that they are incurred.

(iii)	Withholding Tax.

1.

Where any sum due to be paid to PSG hereunder is subject to any withholding or similar tax, Client will pay the withholding or similar tax to the appropriate Government Authority without deduction from or offset of the amount then due to PSG. The parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate or enable the recovery of any tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Client to PSG under this Contract.

2.	PSG will provide Client any tax forms that may be reasonably necessary in order for Client not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

3.

Each party will provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws, of withholding taxes, or similar obligations resulting from payments made under this Contract, any recovery to be for the benefit of the party bearing the withholding tax.

(iv)

No Offset. Any Transaction Tax, Duty, Withholding Tax or other tax that Client pays, or is required to pay, but which Client believes should properly be paid by PSG pursuant hereto may not be offset against sums due by Client to PSG whether due pursuant to this Contract or otherwise.

(g)

Other Terms. No terms, provisions or conditions of any purchase order or other business form or written authorization used by Client or PSG will have any effect on the rights, duties or obligations of the parties, or otherwise modify, this Contract, regardless of any failure of Client or PSG to object to the terms, provisions, or conditions unless the document specifically refers to this Contract and is signed by both parties.

(h)

Insurance. Each party will maintain during the term of this Contract commercial general liability and product liability insurance which is sufficient to cover their respective liability under this Contract. Either party will provide evidence of this insurance upon the request of the other party. Notwithstanding the foregoing, prior to the commencement of a clinical trial, Client shall, at a minimum, obtain and maintain at its sole cost and expense commercial general liability insurance, including products liability insurance and completed operations for human clinical trials with limits of at least $[***] per occurrence with insurers rated A- or better by A.M. Best. Any and all insurance policies satisfying this provision shall name PSG and its parent(s), subsidiaries and affiliates as an additional insured. Client’s insurance shall be primary over PSG’s insurance with respect to product liability and Client’s insurance policies shall not be construed to mean any form of limitation of Client’s liability or obligations. Each party shall be given at least [***] days prior written notice of the lapse or termination of such insurance, except in the event of cancellation for non-payment of premium, whereby [***] days’ notice will be provided. Each party shall provide to the other a Certificate of Insurance substantiating the existence of the insurance required by this provision within [***] days of any request by the other party. Any “Claims Made” insurance policy shall include a provision accounting for a reporting period of no less than [***] years after the termination of this Agreement.

(i)

Entire Agreement. This Contract together with any quality agreements entered into hereunder, and any other agreements (e.g., a Capital Agreement) that are expressly entered into hereunder, including the Confidentiality Agreement, are the complete agreement between the parties with respect to this subject matter and supersedes all other prior agreements, representations and understandings, whether written or oral. Any modifications, amendment or supplement to this Contract must be in writing and signed by authorized representatives of both parties.

(j)

Severability. If any provision of this Contract is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

(k)	Counterparts & “pdf”. This Contract may be signed in counterparts and exchanged by “pdf.”

(l)

No Third Party Benefit or Right. Nothing in this Contract will confer or be construed as conferring on any third party, other than a PSG Affiliate or a Client Affiliate that are parties to a Project Proposal, any benefit or the right to enforce any express or implied term of this Contract.

(m)

Choice of Law. This Contract and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation is governed by the laws of the State of Delaware without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law. Both parties hereby submit to the exclusive jurisdiction of the courts of the State of Delaware. The parties further expressly agree that the UN Convention on Contracts for the International Sale of Goods will not apply to this Contract.

(n)

Non-Solicitation. During the term of this Contract and for one year after its termination, neither party nor its Affiliates will, directly or indirectly, solicit, induce, recruit, encourage or otherwise endeavour to cause or attempt to cause any officer, employee, director or consultant of the other party or any of its Affiliates who became known to the first party in connection with the Services or who has performed work in connection with the Services, to terminate or discontinue their employment, contract or other relationship with the other party or any of its Affiliates.

(o)	Anti-Bribery.

The parties agree:

(i)

to comply with all applicable laws, statutes and regulations relating to anti-bribery and anti-corruption including but not limited to the U.S. Foreign Corrupt Practices Act and the UK Bribery Act (collectively, the “Anti-Kick-Back Laws”);

(ii)

to have and maintain in place throughout the term of this Contract their own policies and procedures to ensure compliance with the Anti-Kick Back Laws (and to provide a copy to the other party on request) and will appropriately enforce those policies and procedures including providing training; and

(iii)

that no employee, contractor, supplier, agent, broker, or entity will offer or pay anything of value to a public or private official intending to influence or induce an official act or decision or to obtain an improper advantage.

A material breach of this Section 15(o) will be deemed a material breach of this Contract. If there is a material breach of this Section 15(o), the party not in breach will have the right to terminate this Contract, without any liability to the party in breach, with immediate effect.

(p)

Documentation PSG shall record the work conducted by PSG in the course of performing the Services in laboratory notebooks, batch records, analytical data and reports using PSG documents approved within PSG’s quality management system. Electronic documents shall meet the regulatory requirements for 21 CFR Part 11 for electronic signatures. Upon request by Client, PSG will provide copies of product-related documentation over the course of performing services. PSG shall retain records as required by the applicable Project Proposal for the longer of [***] years (or as otherwise agreed to in the Quality Agreement) or a period required by the Applicable Laws for record keeping, testing and regulatory purposes.

(q)	Publicity. Neither Party shall make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials without the consent of the other Party.

(r)

Notices. All notices, requests, consents, claims, demands, waivers, and other non day-to-day communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, or on signature of receipt by the addressee if earlier, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a Notice given in accordance with this Section 15(r):

If to Client:	Kaleido Biosciences, Inc. 18 Crosby Drive Bedford, MA 01730 Attention: CEO
with a copy to	Email: techops@kaleido.com
and with a copy to:	Email: contracts@kaleido.com
If to PSG:	Patheon UK Limited Kingfisher Drive Swindon, SN3 5BZ United Kingdom Attention: Legal Department [***]
with a copy to:	Any PSG addressee for Notices specified in the applicable Project Proposal.

SCHEDULE B

FORM OF PROJECT PROPOSAL

PROJECT PROPOSAL UNDER

PSG UMBRELLA DEVELOPMENT SERVICES AGREEMENT DATED 5 September 2018 BETWEEN

PATHEON UK LIMITED AND KALEIDO BIOSCIENCES, INC. (the “Master Agreement”)

PROJECT PROPOSAL # •

Project Proposal Effective Date:	•, 201*

Term:	From the Project Proposal Effective Date until completion by PSG of the Services under this Project Proposal.

Supplemental Terms Schedule:	Schedules A and [ ] of the Master Agreement will apply to this Project Proposal.

[name of PSG entity]	Kaleido Biosciences, Inc.

By:	By:

Name:	Name:

Title:	Title:

*** Confidential Treatment Requested ***

SCHEDULE C

SUPPLEMENTAL LEGAL TERMS AND CONDITIONS

PATHEON ONESOURCE™ SERVICES

The following terms and conditions will apply to the provision of Patheon OneSource™ Services. These Supplemental Legal Terms and Conditions, together with a signed Project Proposal for Patheon OneSource™ Services, will constitute part of the Master Agreement. All terms and conditions set forth in the Master Agreement will remain in full force and effect with respect to Patheon OneSource™ Services except as modified hereby. For any Patheon OneSource™ Services, these Supplemental Terms and Conditions will control to the extent of any conflict with the terms of the Master Agreement. Capitalized terms used and not defined herein have the meanings ascribed to them in the Master Agreement. Sections 4 and 5 of this Schedule will survive the expiration or termination of this Contract in accordance with their terms.

PSG’s obligations and liability under a Project Proposal for Patheon OneSource™ Services may be subject to modifications that will be set out in the Project Proposal following completion of a risk assessment that PSG will perform prior to the entry into each Project Proposal. On request, Client will give PSG sufficient, accurate information to enable the completion of the risk assessment.

1.	Services:

(a)	The timing of a specific slot for Manufacturing API Services that utilize a cGMP manufacturing suite may be confirmed in a separate written document signed by the parties.

(b)

Where PSG is to procure the Services, it will do so through one or more of its Affiliates. The Services will be performed at the facilities as set forth in the Project Proposal according to whether the applicable Service is performed by PSG or procured through one of its Affiliate subcontractors.

(c)

Client acknowledges that PSG is entering into this Contract on the basis of, and in reliance on, the information provided by Client to enable PSG to perform its project risk assessment. Client warrants and represents that, to the best of its knowledge and belief, this information is true, accurate and complete and is not misleading.

(d)	Definitions:

“API Services” means the development or clinical manufacturing services for API that are part of the Patheon OneSource™ Services described in the Project Proposal.

“Drug Product Services” means the development or clinical manufacturing services for Drug Product that are part of the Patheon OneSource™ Services described in the Project Proposal.

“Manufacturing API Services” means the API Services that are to be performed in a cGMP manufacturing suite and includes any engineering batches.

“Non-manufacturing API Services” means the API Services that are not performed in a cGMP manufacturing suite as specified in the Project Proposal or as otherwise agreed by the parties, which may include technology transfer, development and testing activities.

2.	Advance Payment and Milestone Payments:

(a)

Client will pay PSG a proportion of the agreed fees in advance as set forth in the Budget Summary of the Project Proposal (the “Advance Payment”) before the start of the project. Client will pay the Advance Payment to PSG within 30 days of the date of invoice. The Advance Payment will be automatically applied until exhausted to the first invoices for the project as milestones are completed as described below in Section 2(b) of this Schedule. PSG is entitled to halt the Drug Product Services in the event that the Advance Payment is not paid in the 30-day period.

(b)

PSG may issue an invoice upon completion of each milestone set out in the Budget Summary in the Project Proposal and in accordance with the invoicing schedule (if included in the Project Proposal). Each activity that is assigned a specific milestone price in the Budget Summary is a milestone.

3.	Supply of Materials:

(a)

PSG-Supplied Materials for the API Services. Unless otherwise agreed to by the parties, PSG will purchase and manage the inventory of all common materials, starting materials, raw materials, reagents and supplies and all project specific items necessary for PSG to perform the API Services(“Raw Materials and Supplies”) under this Contract. PSG shall provide Client with a list of all such Raw Materials and Supplies, including grades (if applicable) and vendor certificates (e.g., Certificates of Analysis) relating to Raw Materials and Supplies procured for production prior to providing such Services. The costs of the Raw Materials and Supplies, any third party raw material shipping, handling and brokerage fees and storage fees and any third party services relating to the Raw Materials and Supplies are set out in the Budget Summary in the Project Proposal. PSG will be

*** Confidential Treatment Requested ***

entitled to invoice Client for these costs prior to the commencement of the API Services and in accordance with the invoicing schedule set out in the Project Proposal. PSG reserves the right to charge Client for any additional materials that are required as a result of a Change, the cost of these materials to be agreed in advance based on the actual direct 3rd party cost to procure such items from 3rd parties at commercially reasonable terms and an agreed handling fee. Any amounts for Raw Materials and Supplies that are paid prior to the commencement of the Services will be applied against the costs of the relevant Raw Materials and Supplies. Once paid, no further amounts will be invoiced for the relevant Raw Materials and Supplies.

(b)

PSG-Supplied Materials for the Drug Product Services. Unless otherwise agreed to by the parties, for all Pre-Clinical, Phase I, II, and III (except Sterile Phase III) Projects, PSG will purchase and manage the inventory of all common materials and supplies required to perform the Drug Product Services under this Contract. PSG will charge Client a fixed “Material and Supply Fee” as set forth below based upon the Product Type and Project Phase calculated as a percentage of the Budget Total for the Drug Product Services in the Project Proposal (excluding the charge associated with Project Start-Up), that will cover the cost of the required PSG purchased materials which may include analytical columns, reagents, common excipients, packaging components, third party raw material shipping, handling and brokerage fees and storage fees.

Material and Supply Fee*

Product Type	Project Phase	Fee Schedule
Non-Sterile	Pre-Clinical, Phase I, II & III	[***]% of Budget Total
Modified Release Non-Sterile Dosage Form and Liquid Filled Hard Gelatin Capsules	Pre-Clinical, Phase I, II & III	[***]% of Budget Total
Sterile (Liquid Filled and Lyophilized vials)	Pre-Clinical, Phase I & II	[***]% of Budget Total
Delivery-Enabled	Pre-Clinical, Phase I, II & III	[***]% of Budget Total

*	The respective fixed Material and Supply Fee will be invoiced within each milestone payment as provided in the Budget Summary.

(c)

Not included in the Material and Supply Fee are items for which the minimum order cost exceeds $[***] (“Exclusive Items”) such as exclusive excipients, vials and packaging components, caps and stoppers (liquid and lyophilisate), compression tooling, blister tooling, specialty laboratory columns, project specific change parts, and reference standards including those under the applicable United States Pharmacopoeia, the National Formulary, the British Pharmacopoeia, the European Pharmacopoeia or the Japanese Pharmacopoeia. The cost of these Exclusive Items necessary for PSG to perform the Drug Product Services are not included in the Budget Total and will be billed separately and charged to Client at PSG’s cost plus an additional [***]% as a handling charge. Client will be invoiced on receipt of any Exclusive Item.

(d)

Additional terms relating to the materials and supplies required to perform the Drug Product Services would need to be agreed if Client requires any Commercial Technology Transfers or Phase III Sterile Projects.

(e)

For any Exclusive Items purchased by PSG which have expired or which no longer have any forecasted requirements, PSG will contact Client regarding instructions to either dispose of or ship these Exclusive Items to Client. If instructions are not received from Client within [***] days, PSG reserves the right, at Client’s cost, to dispose of the Exclusive Items. PSG will use reasonable commercial efforts to minimize the exposure related to Exclusive Item expiry, including the use of such material on a first in first our basis for Client requirements.

(f)

If reasonably requested by PSG to provide support or information, Client will use its reasonable commercial efforts to provide such support or information (or an explanation of the legitimate reason for any delay and a projected date by which such support or information will be provided) within a reasonable, agreed upon timeframe of PSG’s request. If Client reviews or approves any information, documentation, data or samples prepared or supplied by or on behalf of PSG, it will use its reasonable commercial efforts to complete this review and approval process within a reasonable, agreed upon time frame. Client will cooperate with PSG in the performance of this Contract and will deal in good faith with PSG.

(g)

If PSG is required to buy any marketed drug product to complete the Drug Product Services, Client acknowledges that the purchases will be made by PSG on behalf of Client and that PSG will assume no responsibility or liability whatsoever for the marketed drug product. All marketed drug product purchases will be prepaid by Client and unless otherwise agreed to between the parties, PSG will only place an order for the marketed drug product once an agreed upon prepayment has been received.

4.	Cancellation Fees:

(a)

Non-manufacturing API Services. If Client requests the cancellation or rescheduling of any Non-manufacturing API Services (whether in isolation or through termination of this Contract or the Project Proposal or as a result of any delay in supplying any approvals or other information or other breach of this Contract or the Project Proposal):

(i)

between [***] and [***] days before the scheduled commencement date of the relevant Non-manufacturing API Services, Client will pay to PSG [***]% of the fees quoted for these Non-manufacturing API Services (excluding fees for engineering batches); or

(ii)

within [***] days before the scheduled commencement date of the relevant Non-manufacturing API Services, Client will pay to PSG [***]% of the fees quoted for these Non-manufacturing API Services (excluding fees for engineering batches).

(b)

Manufacturing API Services. If Client requests the (i) cancellation or (ii) rescheduling [***] of any Manufacturing API Services (whether in isolation or through termination of this Contract or the Project Proposal or as a result of any delay in supplying any approvals or other information or other breach of this Contract or the Project Proposal) at Patheon ApI Inc., 6173 East Old Marion Highway, Florence, South Carolina 29506 within 365 days before the Start Date, Client will pay to PSG [***]% of the fees quoted for these Manufacturing API Services. [***]

(c)

Drug Product Services. If Client requests or causes the cancellation or rescheduling of the manufacturing of any cGMP batch in any project that is to be performed as part of the Drug Product Services (whether in isolation or through termination of this Contract or the Project Proposal or as a result of any delay in supplying any approvals or other information or other breach of this Contract or the Project Proposal):

(i)

between [***] and [***] days before the date that any API is scheduled for introduction into the manufacturing process pursuant to the Project Proposal (the “Start Date”) (for Sterile Lyophilisate or Sterile Liquid projects only), Client will pay to PSG [***]% of the fees quoted for the affected manufacturing Drug Product Services and the associated analytical support;

(ii)	between [***] and [***] days before the Start Date, Client will pay to PSG [***]% of the fees quoted for the affected manufacturing Drug Product Services and the associated analytical support;

(iii)	between [***] and [***] days before the Start Date, Client will pay to PSG [***]% of the fees quoted for the affected manufacturing Drug Product Services and the associated analytical support;

(iv)

between [***] and [***] days before the Start Date, Client will pay to PSG [***]% of the fees quoted for the affected manufacturing Drug Product Services and the associated analytical support; or on or after the Start Date, Client will pay to PSG [***]% of the fees quoted for those manufacturing Drug Product Services performed by PSG and [***]% of the fees quoted for the manufacturing Drug Product Services which were not performed due to the cancellation or rescheduling and the associated analytical support.

5.	Storage After Product Release or Completion of Services:

(a)

Excluding retained samples or stability samples, and unless otherwise agreed between the parties, Client will pay PSG a $[***] (depending on the invoice currency) per month per pallet, one pallet minimum, storage fee if manufactured Client’s Product, clinical trial materials, placebo, development, feasibility, scale-up, registration, validation or any other batches, Exclusive Items or any other Client property (collectively “Materials”) are stored at PSG under room temperature conditions for more than [***] days after their release for shipment or request for removal by PSG unless Client elects to use PSG’s Total Transportation Management Services as described in sub-section (d) below. This storage fee will increase to $[***] per month per pallet, one pallet minimum, for Materials that are controlled substances or for Materials stored longer than [***] days after their release for shipment by PSG. For Materials stored under other than room temperature conditions, the following storage fees will apply beginning [***] days after the Materials have been released for shipment:

(i)	$[***] per cubic foot per month or $[***] per cubic foot per month after [***] days for all Materials stored at the PSG site under conditions of 2[o]C - 8[o]C;

(ii)	$[***] per cubic foot per month or $[***] per cubic foot per month after [***] days for all Materials stored at the PSG site under frozen conditions; or

(iii)	If Client requests storage at conditions different than those stated above, then this will be discussed and agreed between the parties on a separate basis.

(b)

Client will be liable for all risk or loss of damage to the Material stored for more than [***] days after their release for shipment or request for removal by PSG and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk. If Client asks PSG to destroy any Materials, Client will be responsible for the cost of destruction.

(c)

If stability samples remain in storage for greater than [***] days after PSG issues a report for the final time point for that given storage condition (according to the agreed stability protocol), or after cancellation of a given program, then PSG will charge Client a storage fee $[***] per liter per month.

(d)

The storage fees described in this Section 5 are intended to apply in the situation where Client is arranging shipment from a Facility as described in Section 9(a) of Schedule A. On a per Facility basis, if Client elects to use PSG’s Total Transportation Management Services for shipment of all quantities of Materials from a Facility as described in Section 9(b) of Schedule A, then the fees in this Section 5 would not be applicable (assuming that it is agreed that all quantities of Materials are collected under the Total Transportation Management Services within [***] days after their release for shipment and that Client does not require PSG to store Material at a Facility for longer than this [***] day period).

SCHEDULE D

SUPPLEMENTAL LEGAL TERMS AND CONDITIONS

Clinical Trial Services

The following terms and conditions will apply to the provision of Clinical Trial Services. These Supplemental Legal Terms and Conditions, together with a signed Project Proposal (as defined below) for Clinical Trial Services, will constitute part of the Master Agreement. All terms and conditions set forth in the Master Agreement will remain in full force and effect with respect to Clinical Trial Services except as modified hereby. For any Clinical Trial Services, these Supplemental Legal Terms and Conditions will control to the extent of any conflict with the terms of the Master Agreement. Capitalized terms used and not defined herein have the meanings ascribed to them in the Master Agreement. Sections 4 of this Schedule will survive the expiration or termination of this Contract in accordance with their terms.

1.	Services:

(a)	Additional and/or revised Definitions specific to Clinical Trial Services:

“Client’s Product” - for the purposes Clinical Trial Services, all references to Client’s Product in Schedule A or this Schedule D, shall mean “Clinical Trial Drug Product”, “CAM” and “Components”, collectively.

“Clinical Ancillary Materials” or “CAM” mean clinical ancillary product supplied by or on behalf of Client to PSG or sourced by PSG on behalf of Client (pursuant to separate Schedule for Clinical Trial Sourcing Services) to be used in connection with PSG’s performance of the Clinical Trials Services described in a Project Proposal.

“Clinical Label Translation and/or Regulatory Review and Approval Services” shall mean the provision of (i) labeling transcription and translation services and/or (ii) clinical label regulatory review and approval services to be provided by PSG under a Project Proposal, which shall be further subject to the “Clinical Label Translation and/or Regulatory Review and Approval Services Terms and Conditions” in Schedule D-2.

“Clinical Trial Drug Product” means Client’s Product, any other drug product supplied by or on behalf of Client to PSG or drug product sourced by PSG on behalf of Client (pursuant to a separate Schedule for Clinical Trial Sourcing Services) to be used in connection with PSG’s performance of the Clinical Trials Services described in a Project Proposal. Clinical Trial Drug Product includes, but is not limited to, active drug products, active pharmaceutical ingredients, placebos, or comparators.

“Clinical Trial Services” includes but not limited to (i) clinical supply optimization services, (ii) certain clinical manufacturing (e.g.: over encapsulation, placebo blending and dispensing), (iii) clinical primary packaging, (iv) clinical secondary packaging, (v) clinical label generation and labeling, (vi) storage of Client’s Product, (vii) clinical distribution (e.g:, project management, pick and pack), (viii) Qualified Person certification, (ix) returns management, and (x) destruction of Client’s Product, with one or all of which would be described within a Project Proposal.

“Components” means any components or materials aside from Clinical Trial Drug Product and CAM supplied by or on behalf of Client to PSG or sourced by PSG on behalf of Client, including but not limited to, primary and secondary packaging materials, excipients, shipping outer packaging or labeling materials used in connection with PSG’s performance of the Services described in a Project Proposal.

“Destruction Services” shall mean the provision of disposal/destruction of Client’s Product to be provided by PSG under a Project Proposal, which shall be further subject to the “Terms and Conditions for Destruction Services” in Schedule D-1,”. “Project” means a specific assignment for Clinical Trial Services between PSG and Client that is the subject of a Project Proposal.

(b)

In the event that a Project Proposal provides for the provision of Client’s Product returns for re-distribution, reconciliation and/or consolidated storage by PSG, Client shall ensure that no waste is returned to PSG by Client, directly or indirectly, and hereby represents that any Client’s Product returned to PSG shall be for re-distribution, reconciliation and/or consolidated storage purposes only.

2.	Payment and Invoicing Schedule for Service Fees (Replacement of Section 2 (a)(i)-(ii) and (vi), Schedule A):

(a)	Payment of Services.

(i)

Compensation for the Clinical Trial Services will be set forth in the applicable Project Proposal. PSG will issue invoices on a monthly basis, in arrears. Only Services utilized and rendered will be billed unless otherwise set forth in the Project Proposal.

*** Confidential Treatment Requested ***

(ii)	Client will pay PSG the fees and expenses specified in the applicable a Project Proposal for Services rendered unless otherwise set forth in the Project Proposal.

(iii)

If the disputed portion is not resolved within 60 days of Client’s receipt of the invoice, PSG will have the right to discontinue the performance of the applicable Clinical Trial Services (except where such discontinuation would impact patients taking part in the clinical trial) and pursue any and all legal remedies to resolve the dispute.

3.	Supply of Client’s Product (Replacement of Section 3, Schedule A):

(a)

Client-Supplied Clinical Trial Drug Product and Materials. Client shall supply all Client’s Product necessary for PSG to perform the Clinical Trial Services unless otherwise agreed to by the Client and PSG in the Project Proposal. Client will have the option of providing Client’s Product directly, having PSG supply Client’s Product (pursuant to 3(b) as applicable), or have a third party supply the Client’s Product directly to PSG. If Client is supplying Client’s Product or having a third-party supply Client’s Product, then all Client’s Product will comply with all applicable laws and regulations and Client shall provide PSG with all relevant safety information regarding the Client’s Product including, but not limited to, Safety Data Sheets (“SDS”). No processing of Clinical Trial Drug Product will take place without the appropriate SDS. (b) PSG Supplied Components. In the event the Project Proposal shall provide for PSG purchasing Components on behalf of Client (“PSG Supplied Components”): (i) PSG will receive the PSG Supplied Components and verify such quantities received; (ii) PSG will perform standard quality assessments and inspection in accordance with PSG’s standard operating procedures (“SOPs”); and (iii) upon determination by PSG that the PSG Supplied Components received have passed the standard quality assessments, Client will assume full title and ownership and liability for the quantity received.

4.	Termination (Replacement of Section 4(g), Schedule A):

(a)
(i)

In the event of termination or expiration of this Master Agreement or the applicable Project Proposal, PSG shall provide Client with written notice (“PSG Notice”) of the amount and location of any Client’s Product received under this Contract by PSG from or on behalf of Client and in PSG’s possession which has not been and will not be used in the performance of Services by PSG pursuant to this Contract (“Unused Materials”). Client shall have [***] calendar days from the date of the PSG Notice to: (i) remove all of the Unused Materials from the PSG facility identified in the PSG Notice (the “PSG Facility”); or (ii) provide PSG with written instructions detailing and directing how and where PSG should either ship, return or dispose, at a location neither owned nor operated by PSG, of all of the Unused Materials (together “Disposition”).

(ii)

If within [***] calendar days of the date of the PSG Notice, Client does not remove all of the Unused Materials from the PSG Facility, but instead provides PSG with written instructions regarding disposal of any or all such Unused Materials, disposal will be provided by PSG under a Project Proposal and pursuant to the terms and conditions in Schedule D-1. In the event that a Project Proposal is required to be entered into for the disposal of Unused Materials any time after this Contract has been terminated or expired in order to complete Client’s requested Disposition, this Contract shall survive and such Project Proposal shall be governed by this Contract until such Project Proposal is completed.

(iii)

In the event PSG fails to receive written notice of Client’s final decision regarding Disposition of the Unused Materials within 60 calendar days of the date of the PSG Notice, PSG may, in its sole discretion, dispose of the Unused Material at a location other than a facility owned or operated by PSG. In such an event, PSG is hereby authorized to name Client as the generator of any waste generated for and upon such disposal pursuant to Schedule D-1. Client acknowledges that any such disposal may, but is not required to, result in destruction of the Unused Materials. PSG shall retain all statutory and common law rights regarding and Client hereby waives its right to assert and agrees to hold PSG harmless from, any cause of action or claim arising from any removal by Client or Disposition by PSG of any Unused Material pursuant to this Section 4.

(iv)

Client agrees to pay any and all reasonable fees and expenses associated with the removal by Client from a PSG Facility, or Disposition, of any Unused Materials under this Agreement. PSG will invoice Client for such costs, and Client will pay such invoice in full within 30 days of the date of the invoice.

5.	Regulatory Filings. Section 8 of Schedule A is not applicable to Clinical Trial Services and does not apply.

6.	Storage: Any and all storage services and fees will be set forth within a Project Proposal.

SCHEDULE D-1

SUPPLEMENTAL LEGAL TERMS AND CONDITIONS

Clinical Trial Services—Destruction Services

Subject to and on the terms and conditions of this Contract, Schedule D and the applicable separate Project Proposal, PSG hereby agrees to perform from time to time Destruction Services for Client.

1.	DESTRUCTION REQUEST AND CHARACTERIZATION OF WASTES.

(a)

Destruction Request. In the event that Client requires Destruction Services for Client’s Product stored at a PSG facility pursuant to a Project Proposal, upon request from Client, PSG will provide a disposition report to Client detailing the amount and location of any Client’s Product stored within a PSG facility (“Disposition Report”). In order to request Destruction Services, Client shall provide to PSG written notice of such request for destruction by marking within the Disposition Report the specific Client’s Product for disposal or destruction (“Covered Products”) that are to be disposed of or destroyed (“Destruction Request”). None of the Client’s Product stored at a PSG facility shall be considered wastes intended by the Client for disposal or destruction until the Client has provided PSG with the completed Destruction Request.

(b)

Characterization of a waste. Upon receipt of a Destruction Request, PSG or its designated disposal facility shall produce, and then provide Client with, a characterization of the Covered Products (the “Wastes”) which identifies the Wastes as either hazardous or toxic, or (2) non-hazardous industrial “residual” waste under the applicable law of the jurisdiction in which the Wastes are located upon PSG’s receipt of the Destruction Request (the “Initial Characterization”). Upon receiving from PSG the Initial Characterization of the Wastes, Client shall review such Initial Characterization and either provide PSG with written approval of the Initial Characterization as accurate and complete or, if necessary, attach to the Initial Characterization and send to PSG both (i) any additional documentation required to support or revise the Initial Characterization in order to assure that the Wastes are completely and correctly identified and characterized for disposal as required by any applicable local, regional, state, provincial, national, or international laws governing either the identification, generation, transport, treatment, storage or disposal of the Wastes or the remediation of any releases or threat of releases to the environment of any constituent of the Wastes (collectively and separately, all such laws are hereinafter referred to as “Applicable Environmental Law”), and (ii) an approval of the resulting characterization as final. The Initial Characterization of the Wastes, and any approval or additional documentation regarding such Wastes which is subsequently sent to PSG by the Client shall be collectively referred to as the “Final Characterization” hereinafter. The Final Characterization may include SDS, Physicians’ Desk Reference citations, manufacturing material lists, vendor contacts, etc. Upon PSG’s receipt of the Final Characterization concerning the Wastes, the Wastes shall be deemed accurately identified and completely characterized, and PSG shall place the Wastes into an area under its control which is expressly designated for the storage of such Wastes and in compliance with all Applicable Environmental Law regarding an area for the storage of such Wastes.

PSG WILL NOT BE OBLIGATED TO PROVIDE DESTRUCTION SERVICES WITHOUT THE FINAL CHARACTERIZATION. PSG ACCEPTS NO LIABILITY FOR (A) ANY INCORRECT OR INCOMPLETE FINAL CHARACTERIZATION, (B) ANY INCORRECT CHARACTERIZATION, OR (C) ANY FINAL CHARACTERIZATION NOT RECEIVED BY PSG. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE APPLICABLE PROJECT PROPOSAL, PSG MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY CONCERNING THE PERFORMANCE OF DESTRUCTION SERVICES. THE DISPOSAL OR DESTRUCTION OF ANY CONSTITUENT OF THE WASTES DESIGNATED HEREBY SHALL NOT REQUIRE PSG TO PERFORM, AT ANY PROPERTY PSG OWNS OR LEASES, ANY METHOD, TECHNIQUE OR PROCESS, INCLUDING NEUTRALIZATION, WHICH IS DESIGNED TO CHANGE THE PHYSICAL, CHEMICAL OR BIOLOGICAL CHARACTER OR COMPOSITION OF ANY WASTES SO AS TO NEUTRALIZE THE WASTES OR RENDER THE WASTES NONHAZARDOUS, NONTOXIC, SAFER FOR TRANSPORT, AMENABLE FOR RECOVERY OR STORAGE, OR REDUCED IN VOLUME.

2.	CO GENERATOR STATUS & DESIGNATION OF PRIMARY GENERATOR (US Only).

*** Confidential Treatment Requested ***

For purposes of the disposal or destruction of the Wastes in the United States of America (“United States”), and at all times acting on behalf of the Client, PSG shall request from either the United States Environmental Protection Agency (“EPA”), or from a state environmental agency, as may be legally appropriate for the Wastes following Initial Characterization and receipt of all Final Characterization, a temporary waste generator identification number (“Generator ID”). To the extent such Generator ID is obtained following a request for it, such number shall be used on any manifest required under the federal Resource Conservation and Recovery Act, as amended (“RCRA”), 42 U.S.C. § 6901 et seq. or any other Applicable Environmental Law to be completed for the transport of the Wastes to or within, and disposal of the Wastes within, the United States. PSG and Client shall be deemed “co-generators” of any Waste generated by the performance of PSG’s obligations hereunder; as such term shall be defined by EPA pursuant to RCRA or by the appropriate state agency having jurisdiction over such Wastes. The Client shall be deemed to be the “primary generator” for all purposes under all Federal, State, and local laws, regulations and ordinances within the United States. To the extent that a Generator ID is obtained by PSG following a request for it, all hazardous waste manifests required pursuant to RCRA shall include the Generator ID and shall not include any generator identification number unique to PSG.

3.	ALLOCATION OF ENVIRONMENTAL LIABILITY.

Client acknowledges and agrees that the performance by PSG or its designated disposal facility of the disposal or destruction of the Wastes or of any Service related to such disposal or destruction could cause liability to arise under Applicable Environmental Law. Client hereby releases PSG from, and agrees to indemnify and hold PSG harmless against, any claims, causes of action, liabilities or demands arising from or related to the designation, Final Characterization, storage, transport, treatment, disposal or destruction of any of the Wastes (collectively, all such claims, causes of action, liabilities or demands are hereinafter referred to as “Liabilities”); provided that this release and indemnity shall not apply to the extent that any such Liabilities result from PSG’s negligence, gross negligence or intentional misconduct.

The parties acknowledge and agree that an act or omission of PSG shall not be deemed to constitute negligence, gross negligence or intentional unless such act or omission is solely attributable to PSG and consists of the failure of PSG (a) to label and package correctly material sent by PSG to any point off-site for disposal or destruction; (b) to store in accordance with applicable law, while any such material is in its custody, material received from Client by PSG at any location owned, leased or occupied solely by PSG; or (c) to track, document and report, as required by applicable law, the transport of any such material after it has left PSG’s custody. PSG shall not be alleged to have acted in a negligent manner if (a) any transporter to which PSG gives material for off-site destruction or disposal spills the material in transport or fails to handle it in accordance with law; or (b) a release or threatened release to the environment occurs at the final site to which material is taken for its ultimate disposal or destruction.

The release and indemnification provided herein shall survive termination of this Agreement and any applicable Project Proposal.

SCHEDULE D-2

SUPPLEMENTAL LEGAL TERMS AND CONDITIONS

Clinical Trial Services

Clinical Label Translation and/or Regulatory Review and Approval Services Terms and Conditions

Subject to and on the terms and conditions of this Contract, Schedule D and the applicable separate Project Proposal, PSG hereby agrees to perform from time to time Clinical Label Translation and/or Regulatory Review and Approval Services for Client.

1.	Translation Services and Access to ATLAS System

1.1

Translation Services: PSG will perform the Translation Services using PSG’s web enabled Operating System Base called Alternative Translation and Label Approval System (“ATLAS”) and certain support services associated therewith, as further set forth in the Operating Guidelines (collectively, the “System” ) and in accordance with the Project Proposal. “Operating System Base” means the web based platform used by PSG for the System. “Operating Guidelines” means the guidelines and instructions provided by PSG to Client in writing for use in operating the System.

1.2

Access to System: During the term of this Agreement and subject to the terms herein, Client may use password(s) and identification number(s) provided by PSG to remotely access Client’s data maintained on ATLAS provided that Client ensures that such access is used solely by Client’s employees or independent contractors reasonably approved by PSG and for Client’s own internal business purposes. Client shall use that access solely to access Client’s data and shall not access or attempt to access any other data, systems or software. Client shall be responsible for all use of the passwords and identification elements that PSG provides to Client related to this Agreement and shall use commercially reasonable efforts to ensure that they are used solely to effect the limited access authorized herein. The limited license to access the System granted herein does not include the right to copy, download or otherwise use any software or non-Client data maintained on the System.

1.3

Fees. The System shall be made available to Client at the fees set forth in the Project Proposal. If PSG agrees to perform any custom enhancements to the System requested by Client, such customization services shall be billed separately based on an hourly rate set forth in the Fee Schedule and prior to such performance, PSG shall notify Client of any related increase in the periodic fees hereunder relative to the ongoing support of the customizations.

1.4

Security. Client shall not reverse engineer, reverse assemble, decompile, create derivative works, modify, or otherwise attempt to derive the source code of any software on the System or copy, download, modify, or create derivative works of such software, provided that Client may author software transferring Client’s data processing system to the System (the “Transfer”). Also, Client shall use commercially reasonable efforts not to permit access to the System or related documentation to any other person or entity. The System and all parts thereof, in all of their tangible and intangible manifestations, all existing or new enhancements, developments, derivative works, and other modifications to the System (or any part thereof), and all related proprietary rights, are and shall remain the exclusive property of PSG, provided that the Transfer and related modifications shall remain the exclusive property of Client.

1.5

System Validation. PSG will validate the System according to PSG’s SOPs and use reasonable commercial efforts to maintain the System in a manner to enable PSG to perform its obligations under this Agreement, including the Operating Guidelines.

1.6	Suspension of Access. PSG may, in the event of breach or suspected breach by Client, immediately revoke or suspend any or all passwords and identification numbers provided to Client hereunder.

1.7

Maintenance and Support. PSG will be solely responsible for configuration, maintenance, support and any other information technology support on or with respect to the System needed in connection with the Services provided pursuant to this Agreement, which shall comply with normally accepted industry standard.

2.	Clinical Label Regulatory Review and Approval Services

*** Confidential Treatment Requested ***

2.1

PSG will perform the Clinical Label Regulatory Review and Approval Services in accordance with the Project Proposal and applicable laws and regulations, provided, however, as laws and regulations are subject to change on a per country basis, PSG’s performance of the Clinical Label Regulatory Review and Approval Services will comply with the applicable laws and regulations in effect at the time of delivery.

SCHEDULE E

SUPPLEMENTAL LEGAL TERMS AND CONDITIONS

Sourcing Services

Sourcing Services Terms and Conditions of Sale

The following terms and conditions will apply to the provision of Sourcing Services. These Supplemental Legal Terms and Conditions, together with a signed Project Proposal for Sourcing Services, will constitute part of the Master Agreement. All terms and conditions set forth in the Master Agreement will remain in full force and effect with respect to Sourcing Services except as modified hereby. For any Sourcing Services, these Supplemental Legal Terms and Conditions will control to the extent of any conflict with the terms of the Master Agreement. Capitalized terms used and not defined herein have the meanings ascribed to them in the Master Agreement. Sections 6 and 8 of this Schedule will survive the expiration or termination of this Contract in accordance with their terms.

1.	Services:

(a)	Additional and/or revised Definitions specific to Sourcing Services:

(1)	“Clinical Ancillary Materials” or “CAM” means a commercially available clinical ancillary material.

(2)	“Comparator” means a commercially available investigational or marketed drug product.

(3)	“Sourced Product” means the CAM and/or Comparator product individually or collectively as listed in the Product Proposal.

(4)

“Sourcing Services” means, collectively, the (i) sourcing the Sourced Products listed in the Project Proposal, (ii) ordering and taking delivery of the Sourced Products at PSG in-bound delivery Facility (“Inbound Delivery”); and (iii) verifying the quantities of Sourced Products received and carrying out a standard inspection of the delivered Soured Products in accordance with PSG’s standard operating procedures.

2.	Prices and Payment (Replacement of Section 2 of Schedule A):

(a)	Prices.

(i)	All prices for the Services will be as specified by PSG in the Project Proposal.

(ii)	All prices quoted for Comparator product are valid for [***] days unless otherwise stated in the Project Proposal.

(iii)	All prices quoted for CAM product are valid for [***] days unless otherwise stated in the Project Proposal.

(iv)

All prices are conditioned upon Client purchasing the total quantities of the Sourced Product and taking delivery of it in accordance with the Project Proposal. All prices are subject to adjustment due to changes in the specifications (including dosage or formulation), quantities, handling requirements, shipment arrangements or other assumptions in the Project Proposal and/or the inclusion of other terms or conditions that are not set forth in the Project Proposal.

(b)	Terms of Payment:

(i)	Sourcing of CAM: In addition to the above, Sections 2(a)(iii)-(vi), 2(b) and 2(c) of Schedule A shall apply for CAM Sourcing Services.

(ii)

Sourcing of Comparator. If no payment terms are stated on the Project Proposal for Comparator, [***] PSG reserves the right to require from Client full payment in advance, or other security that is satisfactory to PSG, at any time that PSG believes in good faith that Client’s financial condition does not justify the terms of payment specified. All payments shall be made in the currency stated in the Project Proposal.

3.	Supply of Product/Title/Delays/Cancellation (Replacement of Section 3 of Schedule A):

(a)

Obligations to Supply. The obligations of PSG to perform the Sourcing Services under the Project Proposal are conditioned upon PSG’s supplier providing the required quantity of the Sourced Products with the required certification(s), lot size(s) and expiration date(s).

(b)

Title. Notwithstanding the trade terms indicated above and subject to PSG’s right to stop delivery of Sourced Products in transit to Final Destination pursuant to Section 8(a) of this Schedule E, title to and risk of loss of the Sourced Products will pass to Client upon the successful completion of the verification and inspection services as set forth in Section 1(e)(4)(iii) of this Schedule E.

*** Confidential Treatment Requested ***

(c)

Delays/Cancellation. All shipping dates listed in Project Proposals are approximate only, and PSG will not be liable for any loss or damage resulting from any delay in delivery or failure to deliver by shipping date which is due to any cause beyond PSG’s reasonable control. In the event of a delay due to any cause beyond PSG’s reasonable control, PSG reserves the right to terminate the order or to reschedule within a reasonable time, and Client will not be entitled to refuse delivery or otherwise be relieved of any obligations as the result of such delay. Sourced Products as to which delivery is delayed due to any cause within Client’s control may be placed in storage by PSG at Client’s cost, risk and expense and for Client’s account. Orders in process may be canceled only with PSG’s written consent and, in addition to all other amounts owed to PSG for Sourcing Services rendered, upon payment of PSG’s cancellation charges equal to [***] of the total value of the Project Proposal, which amount represents a reasonable estimate of PSG’s costs related to such cancellation and not a penalty of any kind. Orders in process may not be changed except with PSG’s written consent.

4.

Termination: All references to Client’s ability to terminate a Project Proposal in Section 4 of Schedule A is not applicable to Sourcing Services. A Project Proposal may only be terminated/canceled by Client with PSG’s written consent and further subject to Section 3 of this Schedule E.

5.	Intellectual Property: Section 5 of Schedule A is not applicable to Sourcing Services and does not apply.

6.	Indemnity:

(a)	Indemnification by Client. Sections 6(a)(i)-(v) of Schedule A are deleted and replaced as follows:

(i)	Client’s purchase, ownership, further distribution or use of the Sourced Product.

(ii)	PSG’s compliance with designs, specifications or instructions supplied to PSG by Client;

(iii)	use of a Sourced Product in an application or environment for which it was not designed and/or in violation of the Project Proposal; or

(iv)	modifications of a Sourced Product by Client or person or entity acting on behalf of Client

(b)	Indemnification by PSG. Sections 6(b)(ii)-(v) of Schedule A are deleted.

7.	Regulatory Filings. Section 8 of Schedule A is not applicable to Sourcing Services and does not apply.

8.	Delivery, Cancellation, Title: The following is added to Section 9(a) of Schedule A:

The Sourced Products will be shipped to the destination specified by Client (“Final Destination”) set forth in the Project Proposal. PSG will have the right, at its election, to make partial shipments of the Sourced Products and to invoice each shipment separately. PSG reserves the right to stop delivery of Sourced Products in transit to Final Destination and to withhold shipments in whole or in part if Client fails to make any payment to PSG when due or otherwise fails to perform its obligations hereunder.

9.	Storage: Section 10 of Schedule A is not applicable to Sourcing Services and does not apply.

10.	Miscellaneous:

(a)

Export Restrictions. Client acknowledges that each Sourced Product, including technical information supplied by PSG or contained in documents (collectively, “Items”), may be subject to export controls of the U.S. government and/or other governmental authorities. The export controls may include, but are not limited to, those of the Export Administration Regulations of the U.S. Department of Commerce, which may restrict or require licenses for the export of Items from the United States and their re-export from other countries. Client shall comply with all applicable laws, regulations, laws, treaties, and agreements relating to the export, re-export, and import of any Item. Client shall not, without first obtaining the required license to do so from the appropriate government agency: (i) export or re-export any Item, or (ii) export, reexport, distribute or supply any Item to any restricted or embargoed country or to a person or entity whose privilege to participate in exports has been denied or restricted by the U.S. government or other applicable governmental authority. Client shall cooperate fully with PSG in any official or unofficial audit or inspection related to applicable export or import control laws or regulations, and shall indemnify and hold PSG harmless from, or in connection with, any violation of this Section by Client or its employees, consultants, agents, or customers.

(b)

Any other Services required by Client shall be provided in accordance with PSG’s Supplemental Legal Terms and Conditions Schedules set forth in this Master Agreement or such other terms and conditions agreed upon by the parties.

(c)	Unless otherwise expressly stated in the Project Proposal, the Sourced Products shall be used for clinical trials only and shall not to be used for resale, commercial trade or any other purpose.

(d)

Client agrees to cooperate fully and execute any and all documents, including any certifications or other documents reasonably required by PSG’s supplier relating to the use of the Sourced Products, and to take all additional actions which may be reasonably necessary or appropriate to give full force and effect to the terms and conditions set forth herein

SCHEDULE F

SUPPLEMENTAL LEGAL TERMS AND CONDITIONS

Total Transportation Management Services

The following terms and conditions will apply to the provision of Total Transportation Management Services. These Supplemental Legal Terms and Conditions, together with a signed Project Proposal, will constitute part of the Master Agreement. All terms and conditions set forth in the Master Agreement will remain in full force and effect with respect to applicable services except as modified hereby for Total Transportation Management Services. For any Total Transportation Management Services, these Supplemental Legal Terms and Conditions will control to the extent of any conflict with the terms of the Master Agreement. Capitalized terms used and not defined herein have the meanings ascribed to them in the Master Agreement.

1.	TOTAL TRANSPORTATION MANAGEMENT SERVICES SCOPE.

(a)

Client may request, in accordance with the procedures noted below, that PSG provide Total Transportation Management Services with respect to material being transported to or from a PSG facility. If Client elects or PSG provides Total Transportation Management Services, the provisions of this Schedule F will take precedence over any conflicting terms regarding shipping of materials by PSG, including, but not limited to, those set forth in Schedules A, C, and D. With respect to material being sold or sourced by PSG, if there is a conflict between the provisions of this Schedule, and any other term of sale applicable to material with respect to which Total Transportation Management Services are rendered (if any), the terms of this Schedule shall control.

(b)

The Total Transportation Management Services shall consist of the following: (i) PSG will select the underlying service providers and arrange for them to transport Client’s material to or from any PSG facility or location, as set forth in the applicable Project Proposal or as requested by Client, by way of surface, air or ocean carriage, including, incidental surface transportation, (ii) PSG will act as a single point of contact for Client with respect to transportation of materials, including providing tracking and tracing, and reporting to Client any issues that arise while material is in-transit; (iii) PSG will arrange for temperature controlled transportation services if and to the extent agreed by Client and PSG; and (iv) if requested by Client and agreed to by PSG in its sole discretion , PSG may provide or arrange export/import filings customs clearance services, and other ancillary administrative services related to the cargo. Client acknowledges and agrees that PSG’s primary business is not arranging for transportation, and that the Total Transportation Management Services are offered with respect to material being sold or otherwise processed or handled by PSG in furtherance of its primary business. In no event will PSG be considered a freight forwarder or carrier in the provision of Total Transportation Management Services.

2.	SERVICE REQUESTS AND COMPENSATION.

(a)

Upon receipt of Client’s request for Total Transportation Management Services, Client will provide shipping instructions which will include all shipment schedules and any instructions necessary in writing (together, the “Client Shipping Instructions”) for PSG to dispatch shipment to underlying transportation service providers as necessary to meet the requirements of the materials being transported. Upon receipt of Client’s Shipping Instructions, PSG will assess rates and charges applicable to the requested Total Transportation Management Services, PSG will provide Client with a TTM Freight Quote per shipment (“TTM Freight Quote”). However, should Client provide Client Shipping Instructions at the onset of a project, PSG can include the rates and charges for TTM Services within a Project Proposal. Client acknowledges and agrees that the rates set forth in the TTM Freight Quote and/or Project Proposal provided by PSG are for informational purposes only and are estimated based on information provided at time of quote. The form TTM Freight Quote is attached hereto as Schedule F-1 as an example. Final freight charges will be based on actual shipping characteristics and Client will be responsible for any charges with respect to services that were not contemplated in the TTM Freight Quote and/or Project Proposal including, but not limited to, charges for accessorial services such as detention or demurrage.

*** Confidential Treatment Requested ***

3.	RESPONSIBILITIES OF THE PARTIES.

(a)

Client bears all risk of loss of the materials from the time they are placed in the custody of the initial transporting carrier at PSG’s origin location. PSG is not responsible to arrange for any minimum recovery from the transporting carrier with respect to loss, damage, destruction or delay involving the material, and makes no representation with respect thereto. Upon request by Client for PSG to arrange transportation of material with a transportation provider, Client may request that transportation provider accepts additional liability. In order to make such a request, Client must notify PSG at the time PSG is first requested to arrange transportation of the shipment that declared value is being requested, in which case, Client shall provide PSG with requested information and shall be responsible for paying additional applicable charges to PSG. PSG will use reasonable commercial efforts to arrange transportation for the shipment with declared value, but Client acknowledges and agrees that PSG shall have no liability if the transportation provider denies a claim or attempts to rely on a lower limitation of liability, such declaration of value notwithstanding. In no event will PSG be liable for any acts or omissions of any third party engaged in performing or arranging transportation of materials. The foregoing notwithstanding, upon request, PSG will assist Client in filing claims with underlying transportation providers, but in no event shall such assistance be construed as a waiver of PSG’s rights hereunder, nor as an assumption of liability by PSG.

(b)

Client is solely responsible for insuring the material while in-transit. In no event will PSG have a duty to arrange or provide insurance covering loss, damage, destruction nor delay involving the material while in-transit.

(c)	Unless otherwise expressly assumed by PSG in writing, Client is solely responsible for making all import filings required with respect to the material.

SCHEDULE F-1

SUPPLEMENTAL LEGAL TERMS AND CONDITIONS

TTM Freight Quote—Example

Total Transportation Management “TTM”) Freight Quote

Date:
Customer:
TTM Account Number
Quote Reference:
HAWB:
Temperature Range
Packaging
Currency
Issued By

SHIPPER	CONSIGNEE

[NAME]	[NAME]
[ADDRESS]	[ADDRESS]
[ADDRESS]	[ADDRESS]

Origin	Destination	Number of Pieces	Weight	Dimensions	Dim Weight	Freights Charges	Customs Clearance Fee	Total Frieght Charges

		Unit of Measure	Kilos / Pounds					$0.00

This Freight Quote is estimated based on information provided at time of quote. Final Freight charges will be based on actual shipping characteristics and Customer will be responsible for any charges with respect to services that were not contemplated in this TTM Freight Quote including, but not limited to, charges for accessorial services such as detention or demurrage.

Special Instructions

Deliver to:	Door / Airport	Customs Clearance Service:	Yes / No
Customs Clearance Fee, if quoted, does not include the payment of import duty and/or import tax, which will be subject to a 10% administration fee, capped at $5,000.00.

Special instructions The estimated freight charges set forth in this Freight Quote assume the following:

Total Transportation Management Terms and Conditions

Customer agrees that Patheon is to coordinate the transport of the materials, and Patheon will do so as an agent of Customer and at Customer’s sole risk and expense. Customer agrees that the transportation Services rendered purant to this TTM Freight Quote are governed by and Subject to the provisions of the Master Agreement/Project Proposal signed by the parties, and, in addition to the terms and conditions outlined in the Master Agreement/Project Proposal between the parties, Customer agrees to the following: (1) Customer will pay all freight charges as referenced in this TTM Freight Quote, (2) Customer approves and accepts Patheon’s selection of transportation mode and carrier, and (3) Customer agrees to grant Patheon the ability to coordinate customs clearance up to, and including, paying duties and taxes on customer’s behalf, if expressly stated in this Freight Quote. For all Services Pursuant to this TTM Freight Quote, the Terms and Conditions outlined herein will control to the extent there is a conflict with the terms of the Master Agreement/Project Proposal between the parties.

Accepted By:

Name:

Title:

Date:

*** Confidential Treatment Requested ***